EXHIBIT 10.1

DEVELOPMENT OPTION AGREEMENT

This is an agreement made effective as of June 21, 2006, between W&G Partnership, Ltd., Desta Three Partnership, Ltd., and Desta Six Partnership, Ltd. (herein together referred to as “Owner”), and BEHRINGER HARVARD HOLDINGS, LLC, a Delaware limited liability company  (“Harvard”).

ARTICLE I

RECITALS

a.                                       As of the date of this Agreement, pursuant to that Purchase and Sale Agreement between Desta One Partnership, Ltd., Desta Two Partnership, Ltd, and Desta Five Partnership, Ltd, as Seller, and Behringer Harvard Terrace LP (“Harvard Terrace”), as Buyer (the “Purchase Agreement”), Harvard Terrace has acquired from certain affiliates of Owner those certain office buildings known as The Terrace I, II, V and VII Buildings (the “Terrace Property”). In addition, Owner is the owner of the development tracts described on Attachment #1 attached hereto (the “Development Land”).

b.                                      The Development Property is subject to certain restrictions and development parameters described in the Declarations of Covenants, Conditions and Restrictions for The Terrace Planned Unit Development recorded in Volume 12740, Page 260, of the Real Property Records of Travis County, Texas, and in the Restrictive Covenants, Terrace P.U.D., City of Austin Zoning File No. C814-86-009 as recorded in Volume 10252, Page 135, of the Real Property Records of Travis County, Texas (together referred to as the “Restrictive Covenants”).

c.                                       Owner has agreed to grant Harvard a right of first offer relating to the acquisition and development of the Development Property. In consideration for funds paid pursuant to the Purchase Agreement, and in consideration of Ten and 00/100 ($10.00) cash and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Harvard and Owner agree as follows:

ARTICLE II

DEVELOPMENT OF DEVELOPMENT PROPERTY

a.                                       Owner and Harvard agree that, subject to the terms of this Agreement, Harvard shall have an exclusive right of first offer to participate in the future development of each parcel of the Development Land. Development of the Development Land shall be governed by a Development Agreement to be entered into by the New Development Entity (as herein defined) and

ClayDesta, L.P. (“Developer”) which will include the terms outlined in Attachment #2 and 2A.

b.                                      At such time as Owner determines to develop any parcel of the Development Land, Owner shall advise Harvard of its proposed project by presenting a proposal including a detailed proforma of Owner’s proposal (the “Offer Notice”). Said Offer Notice shall include a development plan, a development budget, pro forma income and expense estimates for the cost of development, including project interest costs. Harvard shall advise Owner in writing within fifteen (15) business days following receipt of the Offer Notice if Harvard desires to participate in development of the parcel of Development land under the terms proposed by Owner. Should Harvard elect not to participate in the development of a parcel of Development Land or should Harvard fail to give Owner written notice of its intent to participate in such development within fifteen (15) business days of receipt of the Offer Notice, Owner shall be free to develop the parcel of Development Land in the manner described in the Offer Notice without the participation of Harvard. If, after Harvard’s election not to participate in the development of a parcel of Development Land, Owner desires to pursue development of such parcel of Development Land in a manner materially different than presented to Harvard in the Offer Notice, then Owner shall first present a revised Offer Notice for Harvard’s review in accordance with this Agreement. As used herein the term “materially different” shall mean a proposal (i) with a reduction of hard costs for the development of the parcel of Development Property which is 10% or greater than set forth in the Offer Notice or (ii) with a projected change in cash returns to Owner and Harvard of more than 10% greater than set forth in the Offer Notice.

c.                                       Should Harvard give notice of its intent to participate in the development of said parcel of Development Land, Owner and Harvard shall promptly form an entity in which to develop such parcel of Development Land (“New Development Entity”). Owner and Harvard shall mutually agree on the fair market value of the parcel of Development Land which Owner shall contribute to the New Development Entity. Should Owner and Harvard be unable to agree upon the fair market value of the parcel of Development Land, then Owner and Harvard shall submit the issue to arbitration using the following procedure. Within ten (10) days after Owner has advised Harvard of its election to proceed with arbitration, Owner and Harvard shall each at their own expense, select an appraiser, each who shall be a qualified and impartial person licensed in the State of Texas as an MAI appraiser with not less than five (5) years experience in appraising undeveloped commercial property in Travis County, Texas. Within thirty (30) days of appointment, each appraiser shall render a written opinion as to the value of the parcel. If the appraisals are within 10% of each other, the value of the parcel shall be the average of the two appraisals. If the appraisals differ by more than 10%, then the appraisers shall jointly appoint a third appraiser who shall render an appraisal (“Third Appraisal”) within thirty (30) days of appointment. Whichever of the first two appraisals the Third Appraisal is closest to shall be the fair market value of the parcel. Harvard and Owner agree the arbitration process shall not delay Owner from proceeding with the development process for the parcel of Development Land. Harvard and Owner will amend the formation documents for the New Development Entity at the conclusion of the arbitration process, if such amendments are required.

d.                                      Harvard’s equity contribution shall be used to fund architectural fees, engineering fees, other professional fees, the cost of application for appropriate permits from governmental entities as well as any of the costs associated with development of such parcel.

e.                                       The New Development Entity will be owned in percentage to be determined by Owner and Harvard, provided Harvard shall own not less than 50% of the New Development Entity and Owner, by means of the contribution of the parcel of Development Land and cash, shall, at Owner’s sole option, own up to 50% of the New Development Entity. The governing document of the New Development Entity shall provide:

(i)                                     the distributions from the New Development Entity will be in the same percentage as ownership of the New Development Entity until Harvard receives a 25% IRR on its contributed equity and thereafter distributions will be 25% to Harvard and 75% to Owner;

(ii)                                  a four (4) to six (6) year hold strategy;

(iii)                               a buy-sell arrangement at fair market value if either party desires to sell a completed building after four (4) years;

(iv)                              any project must be 50% preleased prior to commencement of construction;

(v)                                 neither party shall propose development of a parcel unless the proforma reflects not less than a return of eleven percent (11%) on the total estimated cost for development of such parcel, assuming a five percent (5%) tenant vacancy rate; and

(vi)                              Owner may assign all or part of its ownership interest to entities owned and/or controlled by Clayton W. Williams, Jr., Modesta S. Williams and/or the children of Clayton W. Williams, Jr., without the consent of Harvard.

f.                                         In the event Harvard determines it desires to develop any parcel of the Development Land, Harvard shall advise Owner of its proposed project by presenting a proposal including a detailed proforma of Harvard’s proposal (“Harvard’s Offer Notice”). The Harvard Offer Notice shall include a development plan, a development budget, proforma income and expense estimates for the cost of development, including project interest costs. Owner shall advise Harvard in writing within fifteen (15) business days if Owner desires to participate in development of the parcel of Development Land under the terms proposed by Harvard. Should Owner elect not to participate in the development of a parcel of Development Land or should Owner fail to give Harvard written notice of its intent to participate in such development within fifteen (15) business days of receipt of, Owner shall convey said parcel of Development Land to Harvard at the fair market value of said parcel plus 80% of all actual costs previously paid to third parties for engineering and architectural plans associated with development of Terrace III or Terrace VI at such time as those parcels are developed. If Harvard and Owner cannot agree upon the fair market value of the parcel, Harvard and Owner shall utilize the procedure described in paragraph c above to determine the fair market value of the parcel. Should Owner give notice to Harvard of its intent to participate in the development of said parcel of Development Land in accordance with the Harvard Offer Notice, Owner and Harvard shall proceed under the provisions of paragraphs c, d and e of this Article II and ClayDesta, L.P., shall be the Developer under the terms of a Development Agreement.

ARTICLE III

TERMINATION OF RIGHT OF FIRST OFFER

a.                                       Owner and Harvard agree that should Harvard decline to participate in the development of parcels of Development Land, Owner shall have the right to terminate this Agreement as to the remainder of the undeveloped Development Land upon the second proposal relating to the second separate parcel which Harvard declines to be a participant.

b.                                      Owner and Harvard agree that, should a Development Agreement not be executed relating to at least one of the parcels of Development Land on or before August 1, 2011, this Agreement may be terminated by Owner by giving written notice to Harvard.

c.                                       Owner and Harvard agree that should the Management Agreement with ClayDesta, L.P., executed pursuant to the Purchase Agreement be terminated by Harvard Terrace without cause, this Agreement may be terminated by Owner by giving written notice to Harvard. In this event, Owner agrees that for a period of 60 months following termination of the Management Agreement, Owner (including its agents, affiliates and property managers) will not solicit for relocation any tenant of any portion of the Terrace Property or any portion of the Development Land owned by Harvard or an affiliate of Harvard. In the event that ClayDesta, L.P. terminates the Management Agreement, this agreement shall continue.

ARTICLE IV

GENERAL PROVISIONS

a.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

b.    Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

c.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

d.    Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by Law.

e.    Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties and send a copy of such communication to the appropriate parties within one (1) Business Day of such facsimile) or when personally delivered as shown on a receipt therefore (which shall include delivery by a nationally recognized delivery service such as Federal Express, UPS Next Day Air, Purolator Courier, U.S. Mail or Airborne Express) or sent via e-mail, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

If to Harvard:

BEHRINGER HARVARD HOLDINGS, LLC,
15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
Attention: James D. Fant
Telephone No.: (214) 655-1600
Telecopy No.: (214) 655-1610
E-mail: jfant@behringerharvard.com

with a copy to:	Powell & Coleman 15601 Dallas Parkway, Suite 1380 Addison, Texas 75001-6026 Attention: Randy Osborne Telephone No.: (214) 890-7116 Telecopy No.: (214) 373-8768 E-mail: rosborne@psclaw.com

If to Owner:	W&G Partnership, Ltd. 6 Desta Drive, Suite 6500 Midland, Texas 79705 Attention: L. Paul Latham Telephone No.: (432) 688-3212 Telecopy No.: (432) 688-3247 E-mail: platham@claytonwilliams.com with a copy to:

Stubbeman McRae Sealy Laughlin & Browder, Inc.
550 W. Texas Ave, Ste. 800
Midland, Texas 79701
Attn: Robert V. Rendall, Jr.
Telephone No.: (432) 688-0246
Telecopy No.: (432) 682-4884
E-mail: rrendall@stubbemanlawfirm.com

f.     Assignability. This Agreement may not be assigned in whole or in part by either party hereto without the prior written consent of the other, provided Owner shall have the right to assign all or any part of this Agreement to an Affiliate of Owner AND Harvard shall have the right to assign all or any part of this Agreement of an Affiliate of Harvard. As used herein “Affiliate of Owner” shall mean any entity owned or controlled by Clayton W. Williams, Jr., Modesta S. Williams or the children of Clayton W. Williams, Jr.

g.    Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

h.    No Recordation. Harvard and Owner each agrees that neither this Agreement nor any memorandum or notice hereof (except as otherwise specifically authorized herein) shall be recorded.

Executed effective June 21, 2006.

OWNER:

W & G Partnership, Ltd.

By:	ClayDesta L.P.
its general partner

By:	ClayDesta Operating L.L.C.
its general partner

By:	/s/ L. Paul Latham
L. Paul Latham
President

Desta Three Partnership, Ltd.

By:	Desta Three Development Corp.
its general partner

	By:	/s/ L. Paul Latham
L. Paul Latham
President

Desta Six Partnership, Ltd.

By:	Desta Six Development Corp.
its general partner

	By:	/s/ L. Paul Latham
L. Paul Latham
President

HARVARD:

Behringer Harvard Holdings, LLC

By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Secretary

ATTACHMENT #1

DEVELOPMENT PROPERTY

TRACT #1 — (Terrace VI Office Building): Lot(s) 2, Block “B” THE TERRACE, SECTION SEVEN, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200100072 of the Official Public Records of Travis County, Texas.

TRACT #2 — (Terrace III Office Building): Lot(s) 2, Block “A” THE TERRACE, SECTION FIVE, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200000361 of the Official Public Records of Travis County, Texas.

TRACT #3 — (Hotel Site): Lot(s) 1, Block “A” THE TERRACE, SECTION FIVE, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200000361 of the Official Public Records of Travis County, Texas.

TRACT #4 — (Terrace IV Office Building): Lot(s) 1, Block “B” THE TERRACE, SECTION SEVEN, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200100072 of the Official Public Records of Travis County, Texas.

TRACT #5 — (Retail Site): Lot 2, Block “E” of THE TERRACE SECTION SIX, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200000362 of the Official Public Records of Travis County, Texas.

ATTACHMENT #2

TERMS OF DEVELOPMENT AGREEMENT

Any Development Agreement executed in connection with this Agreement shall contain the following key terms:

1.             The Developer shall have the authority to sign documents on behalf of the Owner provided the identified documents are consistent with the intended construction and use of the Project as set forth in the final development budget. [As used in this Attachment #2, the term “Owner” shall mean the New Development Entity].

2.             Within 30 days following execution of the Development Agreement, Developer shall provide an updated development plan and development budget adequate for presentation to a third party lender (the “Development Budget”).

3.             During the term of the Development Agreement, Developer will be required to provide Owner with a monthly progress report at the beginning of each month detailing the amount of work on the Project which has been completed in the previous period in relation to the schedule for the Project. This report shall also include (i) a detailed summary of costs and payments, (ii) a marketing status report, and (iii) an updated construction schedule, each in a format to be supplied prior to commencement of construction

4.             The terms of the Development Fee and related issues are included in Attachment 2A.

5.             Owner shall have the right to terminate the Development Agreement in if one or more of the following events shall occur:

(a)           the filing by Developer of a voluntary petition in bankruptcy, the filing by a creditor of an involuntary petition in bankruptcy which is not dismissed within ninety (90) days, the adjudication of Developer as bankrupt or insolvent, the filing by Developer of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, assignment for the benefit of creditors, or similar relief for debtors;

(b)           a failure by Developer to pay any amounts or monetary obligations due and owing to Owner which is not cured within ten (10) days following receipt of written notice by Owner specifying such default;

(c)           failure by Developer to achieve Substantial Completion of the Project within one-hundred twenty (120) days after the scheduled date of Completion set forth in the Project Schedule (as may be adjusted pursuant to a Development Agreement). As used herein the term “Substantial Completion” shall mean the issuance of a Certificate of Occupancy for the building shell by the City of Austin, Texas;

(d)           a good faith determination by Owner prior to commencement of construction that completion of the Project is not economically feasible;

(e)           Total Project Costs exceed the amount scheduled in the Development Budget in excess of ten percent (10%) excluding (i) interest costs, (ii) items to be paid by tenants of the building, (iii) design changes required by law, (iv) increase resulting from Force Majeure Events, (v) delays caused by the General Contractor or any subcontractor, (vi) change orders requiring written consent of the Owner, or (vii) change orders which are funded through contingency items in the Development Budget (Items (i) through (vii) herein referred to as “Budget Adjustments”); or

(f)            a material default by Developer under this Agreement that is not cured within thirty (30) days following receipt of written notice from Owner specifying the default; provided, however, that if such default cannot be cured within such thirty (30) day period through the use of diligent efforts, such period shall be extended for an additional thirty (30) days; provided, further, that if Developer promptly commences such cure and thereafter diligently prosecutes such cure but is unable to complete such cure within the aforesaid two thirty (30) day periods, Developer shall be afforded an additional sixty (60) days to complete such cure.

6.             For purposes of the Development Agreement, “Force Majeure Events” shall consist of abnormal weather patterns that affect critical path construction, acts (or the failure to act) by the other party to this Agreement, uncontrollable delay in issuance of permits, changes in governmental laws, enemy or hostile governmental action, civil commotion, and fire or other casualty. The party seeking to excuse delay in performance by reason of a Force Majeure Event must, no later than the tenth (10th) day of the calendar month immediately following the calendar month in which such Force Majeure Event occurs, notify the other party thereof in writing, and of the cause or causes thereof.

7.             So long as the Management Agreement has not been terminated, prior to substantial completion of the Project the New Development Entity will enter into a Property Management and Leasing Subcontract on the same terms found in the current Property Management and Leasing Subcontract between HPT Management Services, LP and ClayDesta, L.P.

ATTACHMENT #2A

Development Fee Provisions

COMPENSATION

1.             Development Fee. For all services rendered in connection with the development of the project pursuant to the terms of the Development Agreement to be executed by Owner and Developer, Developer shall be paid a fee (the “Development Fee”) equal to 4% of the actual Controllable Construction Costs for the project. The Development Fee shall be subject to possible reduction as set forth in Paragraph 3 below. For purposes hereof, the term “Controllable Construction Costs” shall have the meaning set forth below. During construction of the project, until the date of Completion for the project, the Development Fee shall be paid monthly, on the tenth (10th) day of each calendar month, based on the budgeted Controllable Construction Costs and beginning on the first day of the month following the date of commencement of construction of the project in accordance with the following formula:

3% of Controllable Construction Costs

(less amounts advanced prior to commencement)

_______________________________________________ (Divided by)

Number of months in the projected construction schedule.

Any portion of the Development Fee remaining unpaid as of the date of Completion shall be paid to Developer within thirty (30) days after the date of Completion. The Development Fee shall be Developer’s full and complete compensation for the performance of duties, services, efforts and/or activities in connection with the development of the project. The term “Completion” shall mean the issuance of a Certificate of Occupancy for the building shell by the City of Austin, Texas;

2.             Advances on Development Fee. Notwithstanding the provisions of paragraph 1 above, Developer shall receive an advance against the Development Fee prior to the commencement of construction of the project pursuant to the provisions of this Paragraph 2. The amount of such advance shall be $25,000 per month beginning on the date that the New Development Entity formed (as described in the Development Option Agreement) acquires title to the Development Land upon which the project is to be constructed and ending on the earlier of (a) the Development Agreement is terminated, or (b) the date construction of the project commences. Not more than twenty percent (20%) of the Development Fee shall be paid to Developer prior to commencement of construction. The advance payable with respect to any partial calendar month during such period shall be prorated on a per diem basis. The amount of all advances paid to Developer shall be deducted from the Development Fee payable to Developer under paragraph 1. At such time as the Terrace III and Terrace VI Buildings are developed,

W&G Partnership, Ltd., shall be reimbursed for 80% of the actual costs previously paid to third parties for engineering and architectural plans for each such building.

3.             Adjustment to Development Fee. Prior to the final payment described in paragraph 1, a determination shall be made as to whether the Development Fee should be reduced, as follows:

(a)           If the Controllable Construction Costs actually incurred to complete the project exceed the Controllable Construction Costs set forth in the final Development Budget for the project plus the Budget Adjustments, then the Development Fee shall be reduced by the lesser of (i) the amount by which incurred Controllable Construction Costs exceed the Controllable Construction Costs set forth in the Development Budget, or (ii) one percent (1%) of the incurred Controllable Construction Costs; and

(b)           If the date of Completion is more than sixty (60) days after the date of Completion projected in the Project Schedule (as adjusted for Force Majeure) and delays resulting from Tenant delay, then the Development Fee shall be reduced in the following manner:  (A) if the date of Completion occurs more than thirty (30) days after the projected date of Completion but not later than forty five (45) days after the projected Date of Completion, then the Development Fee shall be reduced by .125% of Controllable Construction Costs; (B) if the date of Completion occurs more than forty five (45) days after the projected date of Completion but not later than sixty (60) days after the projected Date of Completion, then the Development Fee shall be reduced by .25% of Controllable Construction Costs; (C) if the date of Completion occurs more than sixty (60) days after the projected date of Completion but not later than seventy five (75) days after the projected Date of Completion, then the Development Fee shall be reduced by ..375% of Controllable Construction Costs; and (D) if the date of Completion occurs more than seventy five (75) days after the projected Date of Completion, then the Development Fee shall be reduced by .5% of Controllable Construction Costs.

(c)           Notwithstanding the foregoing provisions of this paragraph 3, in no event shall the aggregate decrease in the Development Fee pursuant to subparagraph 3(a) and (b) above exceed one percent (1%) of Controllable Construction Costs.

4.             No Other Compensation. Other than the Development Fee and construction management fees for tenant build-out, if any, Developer shall be entitled to no compensation under this Agreement, nor will Developer be entitled to any reimbursement of expenses except as expressly set forth in this Agreement. Without limiting the generality of the preceding sentence, it is specifically agreed that Developer will not be entitled to reimbursement for (a) the salary and wages, payroll taxes, insurance, workers’ compensation and other benefits of any employees of Developer; (b) the cost of forms, papers, ledgers and other supplies and equipment used in the Developer’s office; (c) the cost of electronic data processing or computer services that Developer may elect to incur in the performance its duties under this Agreement; (d) the cost of office equipment acquired by Developer to enable it to perform its duties hereunder; or (e) the cost of advances made to employees of Developer. However, the cost of travel and lodging by Developer’s employees and agents shall be reimbursable in accordance with the Development Budget approved by Owner.

As used in this Agreement, the term “Controllable Construction Costs” means the amounts actually expended in connection with the development of the Project (to be allocated among the Phases as set forth herein and in the Development Budget), consisting of the following items:  civil and structural engineering costs; costs of site development; costs of labor and materials; the fees of the Architect and Consultants; the cost of the General Contractor for the base building shells, parking garage and other improvements included in the project; the cost of acquiring and installing base building, common area and lobby fixtures and any other items covered by the base building construction contract; landscaping costs; and testing costs; but specifically excluding, without limitation, Land acquisition costs, ad valorem and other taxes, the costs of insurance premiums, and debt service.